Exhibit 10.1

FIVE STAR QUALITY CARE, INC.

Summary of Director Compensation

The compensation payable to our directors for services as directors may be set or changed at anytime by our Board of Directors.

The following is a summary of the current compensation of our directors which is unchanged from the compensation described in our proxy statement for our annual meeting of shareholders held on May 11, 2005.

•      Our managing directors, who are employees of Reit Management & Research LLC, receive no separate cash compensation from us for services as directors.

•      Each independent director receives an annual fee of $20,000, plus a fee of $500 for each meeting attended.  Up to two $500 fees are payable if a board meeting and one or more board committee meetings are held on the same date.

•      The chairpersons of our quality of care committee, audit committee, compensation committee and nominating and governance committee, each of whom is an independent director, receives an additional annual fee of $10,000, $5,000, $1,000 and $1,000, respectively.

•      Each director receives a grant of 4,000 of the Company’s shares of common stock on the date of the meeting of directors following each annual meeting of shareholders (or, for directors who are first elected or appointed at other times, on the day of the first board meeting attended).

•      The Company generally reimburses all directors for travel expenses incurred in connection with their duties as directors.